     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1998

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ] Confidential, for use of the Commission
[ ]  Definitive Proxy Statement     Only (as permitted by Rule 14A-6(e)(2))
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 248.14a-11(c) or Section 240.14a-12

                    AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:


     (2)  Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     (4)  Proposed maximum aggregate value of transaction:


     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

          On March 9, 1998, American International Group, Inc. and AIGF, Inc. filed the following Reply Memorandum of Law In Support of Their Motion for Preliminary Injunction in the U.S. District Court for the Southern District of Florida.

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION

AMERICAN INTERNATIONAL GROUP, INC.;                   Case No. 98-0247-CIV-MOORE
AND AIGF, INC.,                                         Magistrate Judge Johnson

                  Plaintiffs,
v.

CENDANT CORPORATION; and
SEASON ACQUISITION CORP.,

                  Defendants.
------------------------------/

                      REPLY MEMORANDUM OF LAW OF PLAINTIFFS
                AMERICAN INTERNATIONAL GROUP, INC. AND AIGF, INC.
              IN SUPPORT OF THEIR MOTION FOR PRELIMINARY INJUNCTION

A.       AIG HAS DEMONSTRATED A LIKELIHOOD OF SUCCESS ON THE MERITS.

         1. By Holding Proxies Representing 10% or More of American Bankers' Shares Without Approval, Cendant Presumptively Violates State Law. Cendant continues to ignore the plain reading of the state insurance statutes, which presume that "control" exists if a person holds proxies representing 10% or more of the voting securities of any other person. (See AIG's Moving Brief at p. 10 & Exhibits B & C to Klapper Affidavit for text of statutes.) This omission is material because a reasonable shareholder would obviously find it important to know that he is being asked to give a proxy to an entity that cannot hold or vote the shares because it has not obtained the regulatory approvals required under state law. See Onbancorp, Inc. v. Holtzman, 956 F. Supp. 250, 254 (N.D.N.Y. 1997) ("In the proxy solicitation context, '[i]rreparable injury results from the use of false and misleading proxies when the free exercise of shareholders' voting rights will be frustrated.") (citing Krauth v. Executive Telecard, Ltd., 890 F. Supp. 269, 287 (S.D.N.Y. 1995) (citations omitted)).

         Cendant attempts to avoid the clear meaning of these state statutes by arguing that its solicitation of proxies against the AIG Merger will not result in a change of control of American Bankers and is "only for the limited purpose of voting for or against the AIG Merger Proposal -- not in favor of any transaction with Cendant." (Def. Mem. at 12.) Cendant's argument is disingenuous and absurd.

         First, nothing in the state statutes creates an exception for holding or voting proxies "for a limited purpose." If Cendant truly believed that influencing the decision whether American Bankers should merge with AIG was a "limited purpose," it could have sought a waiver from the State Insurance Departments, which it has not done.

         Second, Cendant does not seek proxies "for a limited purpose." Cendant's proxy materials in effect state that it seeks to hold proxies to vote down the AIG Merger so that, immediately thereafter, Cendant can direct American Bankers' Management to sell the Company to Cendant:

         WE BELIEVE YOU SHOULD VOTE AGAINST THE PROPOSED AIG MERGER BECAUSE:

         - The Cendant transaction offers a significantly higher value per American Bankers' common share than the Proposed AIG Merger by giving you cash and/or stock with a combined per common share value of $58.00, representing a premium of $11.00 (in excess of 23%) over the Proposed AIG Merger.

         - American Bankers' shareholders should send a strong message to American Bankers' board of directors that you want to preserve your opportunity to accept the superior value provided by the Cendant Offer.

(Proxy Statement, at Letter to American Bankers Shareholders dated February 12, 1998.) (Exhibit A hereto.)

         Third, Cendant attempts to mislead the Court by arguing that in holding proxies, it is performing only a ministerial function and can only vote the proxy in accordance with the instructions of the shareholder who gives the proxy. (Def. Mem. at 12-13.) In fact, Cendant can exercise total discretion in voting proxies where the shareholder does not give any instructions on voting the shares. Moreover, Cendant's own proxy card makes clear that "IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS POSTPONEMENTS OR RESCHEDULING THEREOF ON BEHALF OF

THE UNDERSIGNED." The "other business" that may arise at the shareholders meeting includes substantive issues and important procedural matters such as adjournments or postponements.

         Fourth, in arguing that because the proxies it receives are revocable, the presumption of control does not exist, Cendant in effect seeks to read the presumption of control out of the statutes. (Def. Mem. at 13.) VIRTUALLY ALL PROXIES ARE REVOCABLE; if the statutes referred only to holding or voting IRREVOCABLE proxies, they would be virtually meaningless. Not surprisingly, the statutes say nothing about proxies having to be irrevocable. If a shareholder revokes a proxy it has previously given to Cendant, then Cendant no longer holds it or can vote it. But if shareholders do not revoke their proxies, then Cendant can exercise control by influencing the decision whether American Bankers should merge with AIG. Cendant is more than just an agent; it is actively seeking to control the vote.(1)

         Finally, AIG's reading of the plain language of state insurance statutes has recently received the support of the Office of the Attorney General of the State of Arizona, which has stated its position that Cendant's acquisition or voting of proxies representing more than 10% of American Bankers' common shares will violate Arizona law unless Cendant has prior regulatory approval. (See Exhibit B hereto.) On February 23, 1998, the Office of the Arizona Attorney General restated its position that there was a statutory presumption of control if Cendant held proxies representing more than 10% of American Bankers' shares. (See Exhibit C hereto.) While the Arizona Attorney General has made no final "judgment" on these issues, it is abundantly clear that his interpretation of the plain language of the statute is correct. The Arizona Attorney General's position is also consistent with the New York Insurance Department's determination in 1990 that the acquisition by Torchmark Corporation of proxies representing more than 10% of the outstanding shares of

--------
(1) Cendant's argument that American Bankers' officers -- R. Kirk Landon, Gerald
N. Gaston and Arthur W. Heggen -- who are also holding proxies -- have not received regulatory approval to hold such proxies (Def. Mem. at 10-11) ignores the fact that those officers are acting on behalf of American Bankers. American Bankers is obviously not seeking to take control of itself. Similarly, Cendant's arguments that AIG is in control of American Bankers by virtue of the contractual provisions in the Merger Agreement (Def. Mem. at 11) is not only absurd on its face, it is completely irrelevant to the issue of whether Cendant's solicitation of proxies violates state insurance laws.

American General Corporation would violate New York law unless Torchmark had prior regulatory approval. (See Exhibits D & E hereto.)

         2. Federal Law Does Not Preempt the State Insurance Holding Company Statutes. Cendant's heavy reliance on the two-page unreported memorandum opinion granting a temporary restraining order to a bidder for a Tennessee insurance company in Liberty Nat'l Life Ins. Co. v. Huddleston, No. 3:90-0368 (E.D. Tenn. May 1, 1990) is misplaced. In Liberty Nat'l, the court issued a temporary restraining order preventing the Tennessee insurance commissioner from enforcing a cease and desist order against solicitation of proxies by Torchmark Corporation to get representation on the board of directors of American General Corporation. The Liberty Nat'l court did not have the benefit of a full record, did not analyze Tennessee law and did not specify how the Williams Act was inconsistent with Tennessee law. The court merely stated the conclusion that the Tennessee insurance commissioner did not "possess the right to tell shareholders how they may vote, or whether they may vote their shares, in person or by proxy."

         Cendant and the Liberty Nat'l court base their arguments on the false premise that the State Insurance Holding Company Statutes regulate proxies. They do not. The fundamental purpose of these statutes is to regulate the control of insurance companies. See Centra, Inc. v. Chandler Ins. Co, Ltd., 540 N.W.2d 318, 331 (Neb. 1995) ("[T]he Act concerns itself solely with the acquisition of domestic insurance companies. . . . The Act affects entities outside the insurance industry only insofar as those entities choose to enter this rightly regulated arena."), cert. denied, 116 S. Ct. 1681 (1996). Because the aim of the state statutes is the protection of policyholders and the regulation of insurance company-policyholder relations, they regulate the business of insurance. See SEC v. National Sec., Inc., 393 U.S. 453, 459-60 (1969). See also United States Dept. of the Treasury v. Fabe, 508 U.S. 491, 505 (1993) ("The broad category of laws enacted 'for the purpose of regulating the business of insurance' consists of laws that possess the 'end intention, or aim' of adjusting, managing, or controlling the business of insurance. . . . This category necessarily encompasses more than just the 'business of insurance.'"(citations omitted)). As such, the insurance holding company statutes fall squarely under the protection of the McCarran-Ferguson

Act, 15 U.S.C. Section 1011 et seq. MOREOVER, CONGRESS HAS EXPLICITLY RECOGNIZED THAT THE WILLIAMS ACT DOES NOT PREEMPT THESE CHANGE OF CONTROL PROVISIONS:

         Nothing contained in the Williams Act . . . invalidates, impairs or supersedes current state insurance holding company laws. . . which provide, for the protection of policyholders, a comprehensive scheme of state regulation over the acquisition of control of the insurance companies. These laws are protected from Federal preemption by the McCarran-Ferguson Act.

S. Rep. No. 100-265, 100th Cong., 1st Sess. 53 (1987) (emphasis added). See also John Alden Life Ins. Co. v. Woods, 1981 U.S. Dist. LEXIS 17438, at * 15 (D. Idaho Dec. 19, 1981) ("The Williams Act deals with the regulation of securities; as such, it certainly does not relate to the business of insurance."). Here, nobody is telling American Bankers' shareholders how or whether they may vote; rather, AIG seeks an order enjoining Cendant from collecting proxies until it makes full corrective disclosure and it has prior regulatory approval. Contrary to Cendant's assertion (Def. Mem. at 15), American Bankers' shareholders can vote against the AIG Merger by tendering their proxies to American Bankers with that instruction.

         3. The State Insurance Statutes Do Not Violate the Commerce Clause. Cendant's Commerce Clause argument is meritless, because the Supreme Court has held that "Congress removed all Commerce Clause limitations on the authority of the States to regulate . . . the business of insurance when it passed the McCarran-Ferguson Act." Western & Southern L.I. Co. v. Bd. of Equalization, 451 U.S. 648, 652 (1982). Therefore, "any action taken by a State within the scope of the congressional authorization is rendered invulnerable to Commerce Clause challenge." Id.

         Moreover, the overwhelming weight of authority holds that, "even if the [state insurance holding company statutes] were not afforded the protection under McCarran-Ferguson," they would not "impermissibly burden interstate commerce." Hoylake Invs. Ltd. v. Gallinger, 722 F. Supp. 573, 578 (D. Ariz.
1989). See also Hoylake Invs. Ltd. v. Bell, 723 F. Supp. 576, 579 (D. Kan. 1989) ("the state's interests in the Kansas Act outweighs the indirect effect that act has on interstate commerce, and thus is not an unconstitutional interference of interstate commerce"); John Alden Life Ins. Co. 1981 U.S. Dist. LEXIS 17438 at * 17; Centra, 540 N.W.2d at 332 ("The Act . . . poses no threat of inconsistent regulations, since it regulates only the internal affairs of insurers registered in Nebraska."). Cendant's reliance on National City Lines, Inc. v. LLC Corp., 1981 WL 1712 (W.D. Mo. Dec. 2, 1981), is misplaced, because, the Eighth Circuit held, on appeal, that the Missouri Insurance Act did not even apply. National City Lines, Inc. v. LLC Corp., 687 F.2d 1122, 1134-35 (8th Cir.
1982). Therefore, the district court's holding has no precedential value.(2)

         4. Cendant Will Continue to Violate Section 14(a) Until It Circulates a Prospectus to American Bankers' Shareholders. On February 19, 1998, Cendant conceded the validity of AIG's claims and filed a preliminary registration statement with the SEC. Cendant, however, has not filed a final registration statement or circulated a prospectus to American Bankers' shareholders. Furthermore, Cendant's preliminary registration statement does not contain essential information. (3)

         In arguing that "Cendant is under no obligation at this stage, while its all-cash tender offer is pending, to file or disseminate to American Bankers shareholders any registration statement or prospectus" (Def. Mem. at 6), Cendant completely ignores the release issued by the Division of Corporation Finance of the SEC that requires a competing bidder for a target company to file a registration statement and deliver a prospectus to shareholders when it -- like Cendant -- solicits the target's shareholders to vote against a merger by touting its competing offer as superior. See SEC Release Current Issues and Rulemaking Projects (Nov. 7, 1997). (See Exhibit F hereto.)

--------

(2) Cendant has not even begun to demonstrate how the state insurance holding company statutes violate the Full Faith and Credit Clause. American Bankers' shareholders are free to return the proxy card circulated by American Bankers and check the "no" box to vote against the AIG Merger. That Cendant may be restricted from soliciting proxies because it refuses to comply with the state laws which legitimately regulate domestic insurance corporations does not violate the Full Faith and Credit Clause.

(3)At a bare minimum, a registration statement that complied with the Securities Act of 1933 would contain a detailed analysis of the risks of holding Cendant shares, Cendant's plans for American Bankers if it becomes part of Cendant, pro forma financial statements for the merged entity, detailed information about Cendant's lush compensation arrangements with its officers and directors (including Silverman's recent exercise of stock options and immediate sale of $62 million worth of Cendant stock) and other financial information that shareholders need to make a proper and informed decision whether to vote for or against the AIG Merger. See 17 C.F.R. Sections 229.101, 229.301, 229.303, 229.305, 229.402, and 229.503; Instructions to Form S-4 Items 3(e), 3(f), 4 and
5.

         Cendant suggests that the Court can infer from the fact the SEC cleared Cendant's proxy materials for distribution that the SEC concluded that Cendant was not required to file a registration statement or to distribute a prospectus to American Bankers' shareholders. (Def. Mem. at 7.) (4) That is simply not true. Cendant submits the Affidavit of Eric J. Friedman, its outside counsel, which selectively recounts various communications Mr. Friedman had with the SEC on the issue of whether Cendant was required file a Registration Statement. Mr. Friedman concedes that the SEC was concerned enough about the issue to request that Cendant submit a letter setting forth its position. (Friedman Aff. P. 2.) Although Mr. Friedman refers to a February 10, 1998 letter that he sent to the SEC responding to its request, Mr. Friedman does not attach a copy of that letter. Mr. Friedman's concession that Cendant filed a preliminary registration statement with the SEC on February 13, 1998 -- only three days after it submitted a letter stating its position that it was not required to file a registration statement -- underscores the merit of AIG's claim. That Cendant filed a registration statement before the SEC ruled on the issue, does not permit an inference that the SEC determined that Cendant was not required to file a Registration Statement.

         Moreover, Cendant concedes that the SEC never requested that "Cendant address whether the securities laws compel dissemination of a registration statement or prospectus to American Bankers' shareholders." (Def. Mem. at 7, emphasis in original.) Because the SEC did not consider that issue at all, its clearance of the proxy materials has no bearing on Cendant's obligation to disseminate a prospectus to the shareholders.

--------

(4) Cendant's assertion that the SEC's clearance of proxy materials "is entitled to substantial weight" on a preliminary injunction motion" not only misstates the law, it misses the point. (Def. Mem. at 7, emphasis added.) In Pabst Brewing Co. v. Jacobs, 549 F.Supp. 1068 (D. Del. 1982), the court stated that courts generally "refuse[ ] to accord weight to a clearance of proxy materials by the
SEC staff. . . . . A limited exception exists, however, where the precise factual or legal question has been brought to the attention of the SEC prior to the issue of the form, and the SEC has subsequently allowed the form to be sent to the shareholders without modification. In that situation, the SEC's inaction may be accorded some weight. . . . This does not mean, however, that this Court is relieved of its obligation to exercise its independent judgment as to whether the [filing] complied with [SEC rules]." Id. at 1076 (emphasis added). No weight should be given to SEC clearance here, however, because the SEC cleared Cendant's proxy materials, not its registration statement.

         Cendant's assertion that AIG has no "standing" to assert a claim under
Section 5 of the Securities Act of 1933 completely misses the point. (Def. Mem. at 6.) AIG has not asserted a claim based on a violation of Section 5 "standing alone." (See cases cited at Def. Mem. at 6.) Rather, AIG has stated a claim under Section 14(a) of the Exchange Act because American Bankers' shareholders are being deprived of critical important and material financial information that they would receive if Cendant were to circulate a prospectus as it is required to do. For the reasons discussed below, AIG has standing to bring a Section 14(a) claim.

         5. AIG Has Standing to Assert the Section 14(a) Claim. AIG has standing under Section 14(a) of the Securities Exchange Act of 1934 because "a participant in a proxy contest may sue for injunctive relief for alleged violations of the antifraud provision of the proxy rules." Capital Real Estate Investors Tax Exempt Fund Ltd. Partnership v. Schwartzberg, 929 F. Supp. 105, 110 (S.D.N.Y. 1996). Because a proxy contestant has "an economic interest" in the target corporation similar to that of the shareholders, it "will suffer real injury if the [competing bidders] are permitted to solicit proxies on the basis of false and misleading information. [The proxy contestant] is a genuine participant in the proxy solicitation process" and is often the only person "expected to have the information, motivation and financing to vindicate the shareholders' . . . interests in fair and accurate disclosure." Id. at 108, 110. Under these circumstances, a proxy contestant's "standing, in the constitutional sense, cannot seriously be questioned." Id.

         In addition, as part of the Merger Agreement, AIG entered into a Voting Agreement with Gerald N. Gaston, the President and CEO of American Bankers, and
R. Kirk Landon, Chairman of the Board of American Bankers, which requires Messrs. Gaston and Landon to vote all of the shares of American Bankers which they beneficially own (approximately 8.2% of the outstanding shares) "in favor of adoption and approval of the Merger Agreement and the Merger . . . and against any action or proposal that would compete with" the AIG Merger. (See Voting Agreement P. 2, attached hereto as Exhibit G.) Even the case cited by Cendant recognizes that the hallmark for standing under Section 14(a) is "voting rights." See 7547 Corp. v. Parker & Parsley Dev. Partners, L. P., 38 F.3d 211, 229-30 (5th Cir. 1994). Because AIG has contractual voting power over 8.2% of the outstanding shares of American Bankers, AIG has standing pursuant to Section

14(a). Finally, as a holder of an option to acquire 19.9% of American Bankers' common shares, AIG has a further interest supporting its standing.

B.       AIG HAS DEMONSTRATED IRREPARABLE HARM.

         Contrary to Cendant's assertions that post-election relief is sufficient, the Supreme Court has stated that the appropriate time for judicial intervention in contests for corporate control is at the preliminary injunction stage because this "'is the time when relief can best be given.'" Piper v. Chris-Craft Indus., Inc., 430 U.S. 1, 41-42 (1977) (citations omitted). See also Chambers v. Briggs & Stratton Corp., 863 F. Supp. 900, 906 (E.D. Wisc. 1994) ("That the court could later undo the damage caused by an illegal proxy -- by voiding the results of the election -- is not an adequate alternative where, as here, the court can prevent in advance a shareholder vote to be taken on potentially misleading and incomplete information."). Cendant does not even address the cases cited by AIG holding that shareholders will be irreparably harmed if they are forced to vote on the basis of false and misleading information. See Chambers, 863 F. Supp. at 905; Lewis v. General Employment Enterprises, Inc., 1991 WL 11383 at * 3 (N.D. Ill. Jan. 21, 1991).

         Cendant cites only one case involving a motion for a preliminary injunction to enjoin a shareholder vote on a merger, and that court found no irreparable harm because the parties agreed that the merger would not be consummated for at least 18 months, which would allow the court sufficient time to decide the case on the merits. See Union Pac. Corp. v. Santa Fe Pac. Corp., 1994 WL 586924, at * 1 (Del. Ch. Oct. 18, 1994). AIG will have no such delay in consummating its merger, because the insurance department hearings on approval of the AIG Merger have been scheduled for March 17 and 18 in Florida (the week before the shareholder vote on the merger) and for March 26 and 27 in Arizona (concurrently with the shareholder vote).

C.       THE BALANCE OF THE HARMS SUPPORTS INJUNCTIVE RELIEF.

         Enjoining Cendant from soliciting proxies in violation of state insurance laws and federal securities laws would not, as Cendant contends, "restrai[n] . . . the exercise of shareholders' rights." (Def. Mem. at 19.) American Bankers' shareholders would still be free to vote against the AIG Merger either in person at the shareholders' meeting or by checking the "no" box on the proxies circulated by American Bankers. Although American Bankers' shareholders will suffer irreparable injury if they are forced to vote on the basis of false and misleading information or disenfranchised if they tender proxies that Cendant cannot legally vote, Cendant will suffer no harm if it is enjoined from violating the law.

                                   CONCLUSION

         For all the foregoing reasons, the Court should grant AIG's motion for preliminary injunction.

Dated: March 9, 1998

                                             STEEL HECTOR & DAVIS LLP
                                             200 South Biscayne
                                             Boulevard, Suite 4000
                                             Miami, Florida 33131-2398
Of Counsel:                                  (305) 577-7000
                                             (305) 577-7001  Facsimile
Richard H. Klapper
Tariq Mundiya
Stephanie G. Wheeler
SULLIVAN & CROMWELL                 By: /s/ Alvin B. Davis
125 Broad Street                             Lewis F. Murphy, P.A.
New York, New York                           Florida Bar No. 308455
(212) 558-4000                               Alvin B. Davis
(212) 558-3588 Facsimile                     Fla. Bar No. 218073
                                             Alison S. Bieler
                                             Fla. Bar No. 0933262

                                    Attorneys for Plaintiffs American
                                    International Group, Inc. and AIGF, Inc.

                             CERTIFICATE OF SERVICE

         I HEREBY CERTIFY that a true and correct copy of the foregoing document was served on the 9th day of March 1998 by hand on the following:

         Robert T. Wright
         Shutts & Bowen LLP
         1500 Miami Center
         201 South Biscayne Boulevard
         Miami, Florida 33131

and by facsimile and first-class mail on the following:

         Jonathan J. Lerner
         Skadden, Arps, Slate
         Meagher & Flom LLP
         919 Third Avenue
         New York, New York 10022

                                                      /s/ Alvin B. Davis
                                                      --------------------------